EXHIBIT 23

Consent of Independent Auditors

The Board of Directors
Arbitron Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-82522) and Registration Statements on Form S-8 (File Nos. 33-49601, 33-61551, 33-34035, 2-9757, 33-56833, 33-54379, 33-56325, 33-62319, 33-64913, 333-01793, 333-01887, 333-03661, 333-28069, 333-58143, 333-58145, 333-66643, 333-50757, 333-83455, 333-89565, 333-39384, 333-56296 and 333-56826) of Arbitron Inc. (formerly known as Ceridian Corporation) of our report dated January 20, 2003, relating to the consolidated balance sheets of Arbitron Inc., as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2002 which report appears in the December 31, 2002 annual report on Form 10-K of Arbitron Inc.

/s/ KPMG LLP

Baltimore, Maryland
March 20, 2003